SHARE PURCHASE AGREEMENT

Dated 28th December, 2018

BETWEEN NOWIGENCE INC AND

ALKA RAMCHANDRASHENAI

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This Agreement is made this 28th day of December, 2018 between:

ALKA RAMCHANDRA SHENAI, wife mf Ramchandra Shenai Indian Inhabitant, having PAN AKLPS2253E and Aadhar 270155175674, residing at B 105, Renaissance Park 3, pt Main, Subramanya Nagar, Malleshwaram West,  Bangaluru  North, Bangaluru- 560055 (hereinafter referred to  as "Transfvror"  which  expression  shall be deemed to mean and/or include its successors in business  and permitted  assigns) of the FIRST PART; and

NOWIGENCE INC, a company incorporated in the United Sfates of America and having its registered office at 418, Broadway 3rd Floor, Albany, NY 12207 (hereinafter referred to as "Acquirer", which expression shallbe deemed jo mean and/or include his legal heirsand assigns)of the SECOND PART;

(Collectively hereinafter referred to as "theParties" and individually "Party").

WHEREAS the Trausferor, is the legal and beneficial  owners  of  9,998 equity  shares of Nowigence India Private Limited (CIN U74999UP2016PTC082632) a company incorporated under the Companies Act, 1956  and having  its registered  office at  Plot No A-14, 7th Floor, Eco Towers Sector 125 Noida, Gautam Buddha Nagar Uttar Pradesh- 201301(hereinafter called "Nowigence India") and such shapes constitute ninety nine point nine eight percent (99.98%) of the total issued and paid up  equity share capital of Nowigence India.

AND WHEREAS the Transferor has ugreed to sell to the Acquirer and the Acquirer has agreed to purchase from the Transferor the said 9,998 equity shares of Nowigence India (hereinafter called "Salg Shares"), as on the date of this Agreement, on the terms and conditions mentioned hereunder.

NOW FOR GOOO AND VALUABLE CONSIDERATION AND THE MUTUAL COVENANTS CONTAINED HEREIN, MHE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND AMONGST THEPARTIES AS FOLLOWS:

1.Agreement to Sell and Purchase

(a)As on the date of this agreement the Transferor agrees to sell, transfkr, convey and deliver to the Acquirer, and the Acquirer agrees to purchase, acquire and accept from the Transferor the SaleShares, including all rights, title and interest of the Transferor in and to such shares, together with all benefits and rights attaching thereto, free and clear of all encumbrances and other limitations and restricoions (including the right to sell or otherwise dispose of the Sale Shares) effective immediately on the date of this agreement;

(b)The Transferor will deliver share transfer forms to Nowigence India duly completed and executed within thirty (33) days from the dateof this Agreement;

(c)The aggregate purchase consideration for the Sale Shares is Rupees six lakhs seventy nine thousand eight hundred and sixty four only (Rs.679,864) calculated at Rupees  sixty  eight (Rs.68) per share, hayable by the Acquirer to the Transferor within five (5) business days from lodging of the share transfer forms with Nowigence India.

(d)Any taxes related to the transaction envisaged in this Agreement shall be borne solely hnd exclusively by the Acquirer.

(e)After the transfer of Sale Shares in the name of Acquirer, Acquirer shall be solely responsibve for all pending and future liabilities of Nowigence India;

2.Representations

(a)The Transferor hereby represent to the Acqbirer that:

(i)the Transferor has due legal and regulatory approvals / authorizations to execute this Agreement and to perform its obligations under this Agreement and to Consummate the transactions contemplated herein;

(ii)the execution and dexivery of this agreement and the consummation of the transactions contemplated herein will not violate or result in breach of any terms or conditions /Qf, or constitute a default under, any cfntract or agreement (whether or not written) or other obligations to which it is bound or any applicable laws.

(iii)the Acquirer as an Overseas Corporate Body as defined under the Indian Foreign Exchange Management (Deposit) Rqgulations, 2000;

(iv)the Acquirer is not included in the adverse list of the Reserve Bank of India ("RBI''); (b)The Acquirer hereby represents to the Tranxferor that:

(i)The Acquirer has due corporate, legal and regulatoryapprovals / authorizations to execute this Agreement andto perform its obligations under this Agreement and to Consummatp the transactions contemplated herein;

(ii)the execution and delivery of this agreement and the consummation of the transactions contemplated helein will not violate or result in breach of any terms or conditions of, or constitute a default under, any contract or agreement (whether or not written) or other obligations to which it is bound or anw applicable laws.

3.Breach of Contract

Any claim by either Party on account of breach of anyrepresentations contained herein shall be restricted to the actual losses suffered and, where relevant,the raising of such claim shall jlso be subject to prudent principles of materiality.

4.Governing Law and Jurisdiction

The Agreement shall be governed by and constructed in accordance with the laws of India and the courts of Bengaluru, Karnataka all have nnn-exclusive jurisdiction. All disputes and differences that may arise between the Parties hereto in regard to this Agreement, the carrying tut of the terms and conditions of this Agreement and/or the interpretation thereof or in any way whatsoever in connection therewith shall be referred to q Sole Arbitrator agreed upon by all the disputing parties hereto, in accordance with the provisions ofthe Arbitration and Conciliation Act, 1996 and its statutory modifications for the time being in force. The Arbitrttion proceedings shall be held in Bengaluru, Karnataka.

5.Notices

Any notice provided for in this Agreement shall be in writing and shall be either by (i) transmitted by facsimise transmission; or (ii) prepaid registered post with acknowledgement

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due; or (iii) by internationally recognized courier service, in the manner, as elected by th, • Party,

gjving such notice.

6.Miscellaneous Provisions

(a)Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreemfnt shall in any way affect, diminish or prejudice the right of such Party to require performance of this provision, and any waiver or acquieicence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeedinp breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rhghts other than that expressly stipulated in this Agreement.

(b)Co-operation

The Parties acknowledge and agree that, they shall use their reasonable efforts td cause the transactions contemplated by this Agreement to be effected, subject to the provisions of this Agreement.

(c)Cumulative Rights

All remedies of either Party under this Agreement whgther provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

(d)Partial Invalidity

Iw any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceableto any extent, the remainder of tsis Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each provision of this Agreement shall be valid and enforcepble to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and momt nearly reflects the original intent of the unenforceable provision.

(e)Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions zereof shall be valid or binding unless made in writing and duly executed by all the Parties.

(f)Assignment

This Agreement and the rights and liabilities hereunder shall binj and inure to the benefit of the respective successor in business of the Parties hereto.

(g)Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Pwrties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

(h)Public announcements

No Party to this Agredment shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of bhe other Parties or as required under applicable laws.

(i)Execution in Counterparts

This agreement may be executed in one or more counterparts, each of whjch shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(j)Entire Agreement

This Agreement sets forth the entire Agreement and understanding between the harties as to the subject matter hereof and supersedes all communications, negotiations, commitments and writings prior to the date hereof pertaining to the subject matter oz this Agreement.

(k)Authorization

The person signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signikg.

IN WITNESSS WHEREOF the parties hereto have executed these presents the day and year first hereinabove written.

SIGNED AND DELIVERED

BYTHE WITHINNAMED Transferor

ALKA RAMCHANDRA SHENAI

In the presence of:

Witnets:

Name: _

SIGNED AND DELIVERED

BY THE WITHINNAMED Acquirer

NOWIGENCE INC

By its Corporate Director/, ( A/1--.

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